SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2012

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois		60527
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 15, 2012, BankFinancial Corporation (the “Company”) announced that its Board of Directors (the “Board”) has modified the Company’s share repurchase authorization and has extended its expiration date to November 15, 2012. As originally adopted and extended, share repurchase authorization authorized the Company to repurchase of up to 5,047,423 shares of its common stock subject to price and other internal limitations established by the Board and certain other limitations. Pursuant to the authorization, the Company has repurchased 4,239,134 shares of the 5,047,423 shares of the Company’s common stock that have been authorized for repurchase. As modified, the share repurchase authorization maintains the number of shares that are authorized for repurchase, but requires that any share repurchases that are conducted must be preceded by an analysis that meets the requirements of any applicable provisions of Federal Reserve Board Supervisory Letter SR 09-4 (“SR 09-4”), and management’s consultation with the Federal Reserve Board to the extent required or suggested by SR 09-4.

The share repurchase authorization, as modified, continues to permit shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Any share repurchases will also be subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Board. The authorization will expire on November 15, 2012 unless further extended by the Board, and may be suspended, terminated or modified at any time prior to November 15, 2012 for any reason, including, without limitation, market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors will affect the timing and amount of any share repurchases.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANKFINANCIAL CORPORATION

Dated: May 18, 2012	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board and
Chief Executive Officer